Exhibit 99.1
BANKUNITED, INC. REPORTS THIRD QUARTER 2024 RESULTS

Miami Lakes, Fla. — October 22, 2024 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2024.
"We're happy with third quarter results as our balance sheet transformation story continues. Margin expanded again this quarter and credit remains well managed. Looking forward, we are optimistic about the environment, our markets and opportunities to grow core customer relationships. Our thoughts are with those who were impacted by the recent storms and we are here to support our employees, clients and communities," said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended September 30, 2024, the Company reported net income of $61.5 million, or $0.81 per diluted share, compared to $53.7 million, or $0.72 per diluted share, for the immediately preceding quarter ended June 30, 2024 and $47.0 million, or $0.63 per diluted share, for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, the Company reported net income of $163.2 million, or $2.17 per diluted share compared to $157.9 million, or $2.11 per diluted share for the nine months ended September 30, 2023.
Quarterly Highlights
To date, we have made notable progress executing near-term strategic priorities focused on improving core profitability.
•The net interest margin, calculated on a tax-equivalent basis, expanded by 0.06%, to 2.78% for the quarter ended September 30, 2024 from 2.72% for the immediately preceding quarter. The net interest margin was 2.56% for the quarter ended September 30, 2023. For the nine months ended September 30, 2024 the net interest margin improved to 2.69% from 2.55% for the nine months ended September 30, 2023.
•The average cost of total deposits declined by 0.03% to 3.06% for the quarter ended September 30, 2024 from 3.09% for the immediately preceding quarter ended June 30, 2024. The spot APY of total deposits declined to 2.93% at September 30, 2024 from 3.09% at June 30, 2024. The average cost of interest bearing deposits declined by 0.06% to 4.20% for the quarter ended September 30, 2024 from 4.26% for the immediately preceding quarter ended June 30, 2024 while the spot APY of interest bearing deposits declined to 4.01% at September 30, 2024 from 4.29% at June 30, 2024.
•The Company's funding profile has improved significantly over the course of 2024. For the nine months ended September 30, 2024, wholesale funding, including FHLB advances and brokered deposits, declined by $1.9 billion while non-brokered deposits grew by $1.7 billion, including an increase of $800 million in non-interest bearing demand deposits ("NIDDA").
•Average NIDDA remained relatively stable, declining by $64 million for the quarter, consistent with the prior quarter at 27% of average total deposits. Total deposits grew by $93 million for the quarter ended September 30, 2024. In part due to expected seasonal trends, for the quarter ended September 30, 2024, NIDDA declined by $430 million, and represented 27% of total deposits at September 30, 2024.
•FHLB advances increased by $295 million for the quarter ended September 30, 2024; this increase was related to intraday cash management and transactional deposit flows on the last day of the quarter and is also reflected in temporarily elevated cash balances. Brokered deposits grew by $303 million for the quarter; we took advantage of favorable pricing in the brokered deposit market during a period of market dislocation.
•For the nine months ended September 30, 2024, our core CRE and C&I loan portfolios grew by $286 million while residential loans declined by $422 million and franchise, equipment and municipal finance declined by a combined $238 million.
•Total loans declined by $230 million for the quarter ended September 30, 2024. The commercial real estate segment grew by $34 million while the C&I segment declined by $112 million. Mortgage warehouse grew by $33 million. Consistent with our balance sheet strategy, the residential, franchise, equipment and municipal finance portfolios declined by a combined $185 million.

•The loan to deposit ratio declined to 87.6% at September 30, 2024, from 88.7% at June 30, 2024 and 92.8% at December 31, 2023.
•Net charge-offs remained low and were $6.5 million for the quarter. The annualized net charge-off ratio for the nine months ended September 30, 2024 was 0.12%. The NPA ratio at September 30, 2024 was 0.64%, including 0.10% related to the guaranteed portion of non-accrual SBA loans, compared to 0.50%, including 0.11% related to the guaranteed portion of non-accrual SBA loans at June 30, 2024. The quarter-over-quarter increase was primarily related to two C&I loans.
•The ratio of the ACL to total loans increased to 0.94% at September 30, 2024; the ratio of the ACL to non-performing loans was 101.68%. The ACL to loans ratio for commercial portfolio sub-segments including C&I, CRE, franchise finance and equipment finance was 1.41% at September 30, 2024 and the ACL to loans ratio for CRE office loans was 2.20%.
•Our commercial real estate exposure is modest, totaling 25% of loans and 164% of the Bank's total risk based capital at September 30, 2024. By comparison, based on call report data as of June 30, 2024 (the most recent date available) for banks with between $10 billion and $100 billion in assets, the median level of CRE to total loans was 35% and the median level of CRE to total risk based capital was 220%.
•At September 30, 2024, the weighted average LTV of the CRE portfolio was 55.3%, the weighted average DSCR was 1.77, 56% of the portfolio was collateralized by properties located in Florida and 25% was collateralized by properties located in the New York tri-state area. For the office sub-segment, the weighted average LTV was 65.4%, the weighted average DSCR was 1.56, 57% was collateralized by properties in Florida, substantially all of which was suburban, and 23% was collateralized by properties located in the New York tri-state area.
•Liquidity remains ample. Total same day available liquidity was $15.0 billion, the available liquidity to uninsured, uncollateralized deposits ratio was 147% and an estimated 63% of our deposits were insured or collateralized at September 30, 2024.
•Our capital position is robust. At September 30, 2024, CET1 was 11.8% at a consolidated level. Pro-forma CET1, including accumulated other comprehensive income, was 10.9% at September 30, 2024. The ratio of tangible common equity to tangible assets increased to 7.6% at September 30, 2024.
•The net unrealized pre-tax loss on the available for sale ("AFS") securities portfolio continued to improve, declining by $125 million, to 4% of amortized cost, for the quarter ended September 30, 2024. The duration of our AFS securities portfolio remained short, at 1.73 as of September 30, 2024. Held to maturity securities were not significant.
•Book value and tangible book value per common share continued to grow, to $37.56 and $36.52, respectively, at September 30, 2024, compared to $36.11 and $35.07, respectively, at June 30, 2024, and $34.66 and $33.62, respectively at December 31, 2023.
•Beth Hosen, an industry veteran and proven leader, joined BankUnited in September as executive vice president and head of treasury management, overseeing treasury management sales, service and product as well as the commercial card business.
Hurricane Helene made landfall along Florida's "Big Bend" coast in September, 2024, ultimately impacting parts of the Southeastern United States. The impact of Hurricane Helene on BankUnited's operations was not significant, and is not expected to be significant to our financial condition or results of operations. Hurricane Milton made landfall near Siesta Key, Florida in October, bringing heavy rain, hurricane or tropical storm force winds, storm surge and power outages to portions of the Florida peninsula, All of our branches and office locations have re-opened for business, and damage from the storm was negligible. There were no significant impacts to banking operations. We are still in the process of finalizing our assessment of the potential impact of Hurricane Milton on our customers and credit portfolio.

Loans
Loan portfolio composition at the dates indicated follows (dollars in thousands):

	September 30, 2024		June 30, 2024		December 31, 2023
Core C&I and CRE sub-segments:
Non-owner occupied commercial real estate	$5,488,884	22.5%	$5,367,663	21.8%	$5,323,241	21.6%
Construction and land	497,928	2.0%	584,833	2.4%	495,992	2.0%
Owner occupied commercial real estate	1,999,515	8.2%	1,966,809	8.0%	1,935,743	7.9%
Commercial and industrial	7,026,412	28.9%	7,170,622	29.1%	6,971,981	28.3%
	15,012,739	61.6%	15,089,927	61.3%	14,726,957	59.8%
Franchise and equipment finance	277,704	1.1%	307,442	1.2%	380,347	1.5%
Pinnacle - municipal finance	749,035	3.1%	847,234	3.4%	884,690	3.6%
Mortgage warehouse lending ("MWL")	571,783	2.3%	539,159	2.2%	432,663	1.8%
Residential	7,787,442	31.9%	7,844,722	31.9%	8,209,027	33.3%
	$24,398,703	100.0%	$24,628,484	100.0%	$24,633,684	100.0%
For the quarter ended September 30, 2024, total loans declined by $230 million. The CRE portfolio grew by $34 million and MWL grew by $33 million while the C&I portfolio declined by $112 million. Consistent with our balance sheet strategy, the franchise, equipment, and municipal finance portfolios declined by an aggregate $128 million and residential loans declined by $57 million. The decline in C&I for the quarter was impacted by the timing of some unanticipated payoffs and strategic exits.
Asset Quality and the ACL
The following table presents information about the ACL at the dates indicated as well as net charge-off rates for the periods ended September 30, 2024, June 30, 2024 and December 31, 2023 (dollars in thousands):

	ACL	ACL to Total Loans	Commercial ACL to Commercial Loans(2)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2023	$202,689	0.82%	1.29%	159.54%	0.09%
June 30, 2024	$225,698	0.92%	1.42%	130.12%	0.12%
September 30, 2024	$228,249	0.94%	1.41%	101.68%	0.12%

(1)    Annualized for the six months ended June 30, 2024 and the nine months ended September 30, 2024.
(2)    For purposes of this ratio, commercial loans includes the core C&I and CRE sub-segments as presented in the table above as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
The ACL at September 30, 2024 represents management's estimate of lifetime expected credit losses given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended September 30, 2024, the provision for credit losses, including both funded and unfunded loan commitments, was $9.2 million, compared to $19.5 million for the immediately preceding quarter ended June 30, 2024. For the quarter ended September 30, 2024, an increase in qualitative overlays, changes in portfolio characteristics, and updates to certain assumptions had the effect of increasing the ACL, while the impact of improvements in the economic forecast partially offset that increase.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Beginning balance	$225,698	$217,556	$166,833	$202,689	$147,946
Impact of adoption of new accounting pronouncement (ASU 2022-02)	N/A	N/A	N/A	N/A	(1,794)
Balance after impact of adoption of ASU 2022-02	225,698	217,556	166,833	202,689	146,152
Provision	9,091	21,823	30,877	46,719	62,667
Net charge-offs	(6,540)	(13,681)	(1,647)	(21,159)	(12,756)
Ending balance	$228,249	$225,698	$196,063	$228,249	$196,063

The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	September 30, 2024		June 30, 2024		December 31, 2023
	CRE	Total Commercial	CRE	Total Commercial	CRE	Total Commercial
Special mention	$145,338	$323,326	$138,403	$265,940	$97,552	$319,905
Substandard - accruing	587,097	932,746	597,888	946,832	390,724	711,266
Substandard - non-accruing	70,860	186,565	54,088	131,193	13,727	86,903
Doubtful	—	16,265	8,301	25,258	—	19,035
Total	$803,295	$1,458,902	$798,680	$1,369,223	$502,003	$1,137,109
Total criticized and classified commercial loans increased by $90 million for the quarter ended September 30, 2024. The increase in the substandard non-accruing category for the quarter ended September 30, 2024 was primarily related to two C&I loans.
Non-performing loans totaled $224.5 million or 0.92% of total loans at September 30, 2024, compared to $173.5 million or 0.70% of total loans at June 30, 2024. Non-performing loans included $35.1 million and $39.0 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.14% and 0.16% of total loans at September 30, 2024 and June 30, 2024, respectively.
Net Interest Income
Net interest income for the quarter ended September 30, 2024 was $234.1 million, compared to $226.0 million for the immediately preceding quarter ended June 30, 2024, an increase of 4%. Interest income increased by $9.1 million for the quarter ended September 30, 2024, compared to the immediately preceding quarter, while interest expense increased by $1.0 million.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.06% to 2.78% for the quarter ended September 30, 2024, from 2.72% for the immediately preceding quarter ended June 30, 2024.
The average cost of total deposits declined to 3.06% from 3.09% for the quarter ended June 30, 2024 and the average cost of interest bearing liabilities declined to 4.24% from 4.28% for the quarter ended June 30, 2024. The yield on average interest earning assets increased to 5.79% for the quarter ended September 30, 2024 from 5.77% for the prior quarter.
Non-interest expense
Non-interest expense increased by $6.9 million for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024. A $6.2 million increase in compensation and benefits for the quarter ended September 30, 2024 resulted primarily from an increase in the Company's stock price, impacting the value of liability-classified share based compensation awards and increases in certain other variable compensation accruals.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, October 22, 2024 with Chairman, President and Chief Executive Officer Rajinder P. Singh, Chief Financial Officer Leslie N. Lunak and Chief Operating Officer Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register.vevent.com/register/BIb2316bdeec79467e835d086e37e8b472. For those unable to join the live event, an archived webcast will be available on the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.8 billion at September 30, 2024, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, the New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused on the Southeast region.

BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitation) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as but not limited to adverse events or conditions impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698; llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2024	June 30, 2024	December 31, 2023
ASSETS
Cash and due from banks:
Non-interest bearing	$14,746	$12,631	$14,945
Interest bearing	875,122	420,821	573,338
Cash and cash equivalents	889,868	433,452	588,283
Investment securities (including securities reported at fair value of $9,109,860, $8,936,449 and $8,867,354)	9,119,860	8,946,449	8,877,354
Non-marketable equity securities	237,172	223,159	310,084
Loans	24,398,703	24,628,484	24,633,684
Allowance for credit losses	(228,249)	(225,698)	(202,689)
Loans, net	24,170,454	24,402,786	24,430,995
Bank owned life insurance	306,313	297,827	318,459
Operating lease equipment, net	241,625	266,815	371,909
Goodwill	77,637	77,637	77,637
Other assets	741,816	779,781	786,886
Total assets	$35,784,745	$35,427,906	$35,761,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,635,427	$8,065,209	$6,835,236
Interest bearing	5,171,865	3,771,793	3,403,539
Savings and money market	10,324,697	11,463,211	11,135,708
Time	4,724,236	4,463,394	5,163,995
Total deposits	27,856,225	27,763,607	26,538,478
FHLB advances	3,580,000	3,285,000	5,115,000
Notes and other borrowings	708,694	708,835	708,973
Other liabilities	832,022	971,116	821,235
Total liabilities	32,976,941	32,728,558	33,183,686

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 74,749,012, 74,758,609 and 74,372,505 shares issued and outstanding	747	748	744
Paid-in capital	296,107	290,719	283,642
Retained earnings	2,749,314	2,709,503	2,650,956
Accumulated other comprehensive loss	(238,364)	(301,622)	(357,421)
Total stockholders' equity	2,807,804	2,699,348	2,577,921
Total liabilities and stockholders' equity	$35,784,745	$35,427,906	$35,761,607

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest income:
Loans	$355,220	$350,604	$337,014	$1,053,081	$971,962
Investment securities	127,907	123,708	122,857	375,794	362,219
Other	9,229	8,986	10,668	28,253	40,195
Total interest income	492,356	483,298	470,539	1,457,128	1,374,376
Interest expense:
Deposits	208,630	208,091	176,974	626,719	467,472
Borrowings	49,598	49,185	78,723	155,402	250,310
Total interest expense	258,228	257,276	255,697	782,121	717,782
Net interest income before provision for credit losses	234,128	226,022	214,842	675,007	656,594
Provision for credit losses	9,248	19,538	33,049	44,071	68,354
Net interest income after provision for credit losses	224,880	206,484	181,793	630,936	588,240
Non-interest income:
Deposit service charges and fees	5,016	4,909	5,189	15,238	15,705
Gain (loss) on investment securities, net	127	421	887	1,323	(10,669)
Lease financing	6,368	5,640	16,531	23,448	42,159
Other non-interest income	11,377	13,215	5,117	33,941	22,551
Total non-interest income	22,888	24,185	27,724	73,950	69,746
Non-interest expense:
Employee compensation and benefits	81,781	75,588	68,825	233,289	207,290
Occupancy and equipment	12,242	10,973	10,890	33,784	32,735
Deposit insurance expense	7,421	8,530	7,790	29,481	23,294
Professional fees	4,953	4,497	2,696	11,960	9,132
Technology	21,094	20,567	19,193	61,976	61,356
Depreciation of operating lease equipment	4,666	7,896	11,217	21,775	33,970
Other non-interest expense	32,425	29,655	26,479	89,263	77,311
Total non-interest expense	164,582	157,706	147,090	481,528	445,088
Income before income taxes	83,186	72,963	62,427	223,358	212,898
Provision for income taxes	21,734	19,230	15,446	60,193	55,039
Net income	$61,452	$53,733	$46,981	$163,165	$157,859
Earnings per common share, basic	$0.82	$0.72	$0.63	$2.19	$2.12
Earnings per common share, diluted	$0.81	$0.72	$0.63	$2.17	$2.11

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,			Three Months Ended June 30,			Three Months Ended September 30,
	2024			2024			2023
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,299,898	$358,259	5.87%	$24,290,169	$353,707	5.85%	$24,417,433	$340,357	5.54%
Investment securities (3)	9,171,185	128,762	5.62%	8,894,517	124,572	5.60%	9,034,116	123,794	5.48%
Other interest earning assets	722,366	9,229	5.08%	711,586	8,986	5.08%	785,146	10,668	5.39%
Total interest earning assets	34,193,449	496,250	5.79%	33,896,272	487,265	5.77%	34,236,695	474,819	5.52%
Allowance for credit losses	(231,383)			(225,161)			(173,407)
Non-interest earning assets	1,444,410			1,571,649			1,747,310
Total assets	$35,406,476			$35,242,760			$35,810,598
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,930,101	$37,294	3.78%	$3,742,071	$35,249	3.79%	$3,038,870	$25,491	3.33%
Savings and money market deposits	11,304,999	119,856	4.22%	11,176,000	118,945	4.28%	10,205,765	97,956	3.81%
Time deposits	4,524,215	51,480	4.53%	4,750,640	53,897	4.56%	5,420,522	53,527	3.92%
Total interest bearing deposits	19,759,315	208,630	4.20%	19,668,711	208,091	4.26%	18,665,157	176,974	3.76%
FHLB advances	3,766,630	40,471	4.27%	3,764,286	40,032	4.28%	6,040,870	69,525	4.57%
Notes and other borrowings	708,829	9,127	5.15%	711,167	9,153	5.15%	715,307	9,198	5.14%
Total interest bearing liabilities	24,234,774	258,228	4.24%	24,144,164	257,276	4.28%	25,421,334	255,697	3.99%
Non-interest bearing demand deposits	7,384,721			7,448,633			6,937,537
Other non-interest bearing liabilities	1,009,157			960,691			868,178
Total liabilities	32,628,652			32,553,488			33,227,049
Stockholders' equity	2,777,824			2,689,272			2,583,549
Total liabilities and stockholders' equity	$35,406,476			$35,242,760			$35,810,598
Net interest income		$238,022			$229,989			$219,122
Interest rate spread			1.55%			1.49%			1.53%
Net interest margin			2.78%			2.72%			2.56%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,309,134	$1,062,407	5.84%	$24,606,425	$981,976	5.33%
Investment securities (3)	9,006,654	378,358	5.60%	9,356,211	364,980	5.20%
Other interest earning assets	732,435	28,253	5.15%	1,048,313	40,195	5.13%
Total interest earning assets	34,048,223	1,469,018	5.76%	35,010,949	1,387,151	5.29%
Allowance for credit losses	(221,135)			(162,395)
Non-interest earning assets	1,534,800			1,761,500
Total assets	$35,361,888			$36,610,054
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,752,828	$106,050	3.77%	$2,728,287	$54,781	2.68%
Savings and money market deposits	11,238,662	357,440	4.25%	10,844,838	278,243	3.43%
Time deposits	4,834,209	163,229	4.51%	5,150,486	134,448	3.49%
Total interest bearing deposits	19,825,699	626,719	4.22%	18,723,611	467,472	3.34%
Federal funds purchased	—	—	—%	46,510	1,582	4.54%
FHLB advances	4,032,737	128,000	4.24%	6,596,465	220,993	4.48%
Notes and other borrowings	709,668	27,402	5.15%	719,331	27,735	5.14%
Total interest bearing liabilities	24,568,104	782,121	4.25%	26,085,917	717,782	3.68%
Non-interest bearing demand deposits	7,132,351			7,152,362
Other non-interest bearing liabilities	958,888			829,464
Total liabilities	32,659,343			34,067,743
Stockholders' equity	2,702,545			2,542,311
Total liabilities and stockholders' equity	$35,361,888			$36,610,054
Net interest income		$686,897			$669,369
Interest rate spread			1.51%			1.61%
Net interest margin			2.69%			2.55%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended			Nine Months Ended
c	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Basic earnings per common share:
Numerator:
Net income	$61,452	$53,733	$46,981	$163,165	$157,859
Distributed and undistributed earnings allocated to participating securities	(850)	(748)	(700)	(2,282)	(2,378)
Income allocated to common stockholders for basic earnings per common share	$60,602	$52,985	$46,281	$160,883	$155,481
Denominator:
Weighted average common shares outstanding	74,753,372	74,762,498	74,416,698	74,675,279	74,530,871
Less average unvested stock awards	(1,079,182)	(1,110,233)	(1,165,105)	(1,105,654)	(1,180,570)
Weighted average shares for basic earnings per common share	73,674,190	73,652,265	73,251,593	73,569,625	73,350,301
Basic earnings per common share	$0.82	$0.72	$0.63	$2.19	$2.12
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$60,602	$52,985	$46,281	$160,883	$155,481
Adjustment for earnings reallocated from participating securities	6	2	3	9	8
Income used in calculating diluted earnings per common share	$60,608	$52,987	$46,284	$160,892	$155,489
Denominator:
Weighted average shares for basic earnings per common share	73,674,190	73,652,265	73,251,593	73,569,625	73,350,301
Dilutive effect of certain share-based awards	817,866	365,988	537,230	481,126	388,372
Weighted average shares for diluted earnings per common share	74,492,056	74,018,253	73,788,823	74,050,751	73,738,673
Diluted earnings per common share	$0.81	$0.72	$0.63	$2.17	$2.11

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Financial ratios (4)
Return on average assets	0.69%	0.61%	0.52%	0.62%	0.58%
Return on average stockholders’ equity	8.8%	8.0%	7.2%	8.1%	8.3%
Net interest margin (3)	2.78%	2.72%	2.56%	2.69%	2.55%
Loans to deposits	87.6%	88.7%	93.3%	87.6%	93.3%
Tangible book value per common share	$36.52	$35.07	$32.88	$36.52	$32.88

	September 30, 2024	June 30, 2024	December 31, 2023
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.92%	0.70%	0.52%
Non-performing assets to total assets (2)(5)	0.64%	0.50%	0.37%
Allowance for credit losses to total loans	0.94%	0.92%	0.82%
Allowance for credit losses to total commercial(6)	1.41%	1.42%	1.29%
Allowance for credit losses to non-performing loans (1)(5)	101.68%	130.12%	159.54%
Net charge-offs to average loans(4)	0.12%	0.12%	0.09%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4)    Annualized for the six and nine month periods as applicable.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $35.1 million or 0.14% of total loans and 0.10% of total assets at September 30, 2024, $39.0 million or 0.16% of total loans and 0.11% of total assets at June 30, 2024, and $41.8 million or 0.17% of total loans and 0.12% of total assets at December 31, 2023.
(6)    For purposes of this ratio, commercial loans includes the C&I and CRE sub-segments, as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.

	September 30, 2024		June 30, 2024		December 31, 2023		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.3%	9.6%	8.2%	9.6%	7.9%	9.1%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	11.8%	13.6%	11.6%	13.5%	11.4%	13.1%	6.5%
Total risk-based capital	13.9%	14.6%	13.6%	14.4%	13.4%	13.9%	10.0%
Tangible Common Equity/Tangible Assets	7.6%	N/A	7.4%	N/A	7.0%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	September 30, 2024	June 30, 2024	December 31, 2023
Total stockholders’ equity	$2,807,804	$2,699,348	$2,577,921
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,730,167	$2,621,711	$2,500,284

Common shares issued and outstanding	74,749,012	74,758,609	74,372,505

Book value per common share	$37.56	$36.11	$34.66

Tangible book value per common share	$36.52	$35.07	$33.62